EXHIBIT 10.1
THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of September 3, 2015 (this "Amendment"), modifies that certain Credit Agreement, dated as of December 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), each Domestic Subsidiary of the Borrower from time to time party thereto as a Guarantor, each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the "Administrative Agent"), Swing Line Lender and L/C Issuer.  Capitalized terms used herein and not defined shall have the meaning assigned to such terms in the Credit Agreement.
RECITALS
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain of the terms and provisions of the Credit Agreement, as specifically set forth in this Amendment; and
WHEREAS, the Administrative Agent and each of the undersigned Lenders are prepared to amend the Credit Agreement on the terms, subject to the conditions and in reliance on the representations set forth herein.
NOW THEREFORE, in consideration of the premises and the mutual agreements contained here, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.                          Amendments to Credit Agreement.

(a)            Section 1.01 (Definitions) is hereby amended and modified by inserting the following new definitions in the appropriate alphabetical order:

" "Agreement Currency" has the meaning specified in Section 10.20."

" "Alternative Currency" means each of the following currencies: Euros and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.08, and shall be available only with respect to Letters of Credit."

" "Alternative Currency Equivalent"  means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars."

" "Applicable Time" means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency, as may be determined by the L/C Issuer, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment."

" "Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency."

" "Eligible Currency" means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the L/C Issuer in such market and as to which a Dollar Equivalent may be readily calculated.  If, after the designation by the L/C Issuer and the Administrative Agent of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the L/C Issuer, (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent no longer being readily calculable with respect to such currency, (c) such currency becoming impracticable for the L/C Issuer to provide or (d) such currency becoming a currency in which the L/C Issuer is no longer generally willing to make L/C Credit Extensions (each of (a), (b), (c), and (d) a "Disqualifying Event"), then the Administrative Agent shall promptly notify the Borrower, and such country's currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist.  For the avoidance of doubt, a Disqualifying Event shall not, in itself, require outstanding, undrawn Letters of Credit issued in a currency that is no longer an Eligible Currency to be re-issued in an Eligible Currency, provided that all L/C Credit Extensions shall be subject to Section 4.02."

" "Euro" and "€" mean the single currency of the Participating Member States."

" "Judgment Currency" has the meaning set forth in Section 10.20."

" "Participating Member State" means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union."

" "Revaluation Date" means, with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iii) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require."

" "Sterling" and "£" mean the lawful currency of the United Kingdom."

" "TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007."

" "TARGET Day" means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro."

(b)            Section 1.01 (Definitions) is hereby amended and modified by restating the following definitions in their entirety as follows:

" "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and,

(a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any fundings, disbursements, settlements and payments in Euro in respect of any dealings in Euro to be carried out pursuant to this Agreement, means a TARGET Day; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of any dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency."

" "Letter of Credit Sublimit" means an amount equal to $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility."

" "Outstanding Amount" means (a) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans occurring on such date; (b) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date (as calculated in accordance with Section 1.06) after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts."

" "Spot Rate" for a currency means the rate determined by the L/C Issuer to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the L/C Issuer may obtain such spot rate from another financial institution designated by the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency."

(c)            Section 1.01 (Definitions) is hereby amended and modified by:

(i)              in the definition of "Base Rate", inserting the following text immediately prior to the period (".") appearing in first sentence of such definition: "; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement".

(ii)              in the definition of "Change of Control", deleting the parenthetical at the end of subclause (b) of such definition.

(iii)              in the definition of "Eurodollar Rate", amending and restating the proviso appearing at the end of such definition as follows: "provided that: (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement."

(iv)              in the definition of "L/C Advance", inserting the following sentence at the end of such definition:  "All L/C Advances shall be denominated in Dollars."

(v)              in the definition of "L/C Borrowing", inserting the following sentence at the end of such definition:  "All L/C Borrowings shall be denominated in Dollars."

(vi)              in the definition of "L/C Obligations", amending and restating the first sentence of such definition in its entirety as follows:  " "L/C Obligations" means, as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings."

(vii)              in the definition of "Letter of Credit", inserting the following sentence at the end of such definition: "Letters of Credit may be issued in Dollars or in an Alternative Currency."

(d)            Section 1.06 (Letter of Credit Amounts) is hereby amended and modified by restating such section in its entirety as follows:
"Section 1.06                            Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time."
(e)            Section 1.07 (Currency Equivalents Generally) of the Credit Agreement is hereby amended and modified by restating such section in its entirety as follows:
"Section 1.07                                        Exchange Rates; Currency Equivalents.
(a)            The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts with respect to L/C Obligations denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the L/C Issuer.
(b)            Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.
(c)            Any amount specified in this Agreement (other than in Articles II, IX and X (except as expressly provided therein)) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (which shall for this purpose, be determined by the Administrative Agent) for the purchase of such currency with Dollars."
(f)            Article I (Definitions and Accounting Terms) of the Credit Agreement is hereby amended by inserting a new Section 1.08 immediately following Section 1.07, as set forth below:
"Section 1.08                                        Additional Alternative Currencies.
(a)            The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative Currency"; provided that such requested currency is an Eligible Currency.  In the case of any such request with respect to the issuance of a Letter of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)	Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the L/C Issuer, in its sole discretion). The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, in such requested currency.
(c)	Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower."
(g)            Article I (Definitions and Accounting Terms) of the Credit Agreement is hereby amended and modified by inserting a new Section 1.09 immediately following Section 1.08, as set forth below:
"Section 1.09                                        Change of Currency.
(a)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the L/C Issuer may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(b)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and the L/C Issuer may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency."
(h)            Section 2.03 (Letters of Credit) is hereby amended and modified by:
i.	amending and restating clause (a)(i)(A)(1) of such Section in its entirety as follows:
"(1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and";
ii.	amending and restating clause (a)(ii)(A) of such Section in its entirety as follows:
"(A)            subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twenty-four months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date;"
iii.	amending and restating clause (a)(iii)(D) of such Section in its entirety as follows:
"(D)            except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;"
iv.	in clause (a)(iii) of such Section, inserting the following clause (F) immediately following clause (E) thereof:
"(F)            the L/C Issuer does not, as of the issuance of the requested Letter of Credit, issue Letters of Credit in the requested currency."
v.	in the third sentence of clause (b)(i) of such Section, amending and restating clause (B) of such sentence in its entirety as follows:
"the amount and currency thereof (and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars);"
vi.	in clause (b)(iii) of such Section, amending and restating the first sentence in its entirety as follows:
"If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in the period prior to the initial expiry date thereof and at least once in each twelve-month period thereafter by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such period to be specified in such Letter of Credit."
vii.	amending and restating clause (c)(i) of such Section in its entirety as follows:
"(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless  the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars (provided, however, that if, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount).  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  If the Borrower shall have received such notice of drawing from the L/C Issuer on or prior to 11:00 a.m. on any Business Day, not later than 2:00 p.m. on such Business Day, or, if the Borrower shall have received such notice later than 11:00 a.m. on any Business Day, not later than 11:00 a.m. on the immediately following Business Day (each such Business Day or immediately following Business Day, as the case may be, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and, except as provided above, in the applicable currency.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the "Unreimbursed Amount"), and the amount of such Revolving Lender's Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice."
viii.
in clause (c)(iii) of such Section, inserting the text (i) ", in Dollars," immediately following the words "for the account of the L/C Issuer" in the first sentence of such clause and (ii) "in Dollars" immediately before the end of the last sentence of such clause.

ix.
in clause (d)(i) of such Section, inserting the text "in Dollars and" immediately following the phrase "the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof" contained therein;

x.
in subsection (e), (A) deleting the word "or" appearing at the end of clause (e)(vii), (B) deleting the period (".") appearing at the end of clause (e)(viii) and inserting in lieu thereof the text "; or" and (C) inserting a new clause (e)(ix) in such Section immediately following (e)(viii) as follows:

"(ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.";
xi.	in subsection (h) of such Section, amending and restating the first sentence of subsection (h) of such Section in its entirety as follows:
"The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.15, with its Applicable Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit."
xii.	in subsection (i) of such Section, amending and restating the first sentence of subsection (i) of such Section in its entirety as follows:
"The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears."
xiii.	inserting the following new subsection (m) immediately following existing subsection (l):
"(m)                  Designated L/C Issuer.  Each of the Administrative Agent and the L/C Issuer, at its option, may make any L/C Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a "Designated L/C Issuer"); provided that any exercise of such option shall not affect the obligation of the Borrower to repay any L/C Credit Extension in accordance with the terms of this Agreement.  Any Designated L/C Issuer shall be considered a L/C Issuer; provided that in the case of an Affiliate or branch of a L/C Issuer, such provisions that would be applicable with respect to L/C Credit Extensions actually provided by such Affiliate or branch of such L/C Issuer shall apply to such Affiliate or branch of such L/C Issuer to the same extent as such L/C Issuer."
(i)            Section 2.14 (Cash Collateral) is hereby amended and modified by inserting the following paragraph to the end of section (a):
"Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit."
(p)            Section 3.05 (Compensation for Losses) is hereby amended and modified by (A) deleting the word "or" appearing at the end of clause (b) of such Section, (B) inserting the word "or" at the end of clause (c), and (C) inserting, immediately following clause (c) thereof, the following new clause (d):
"any failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;"
(k)            Section 4.02 (Conditions to all Credit Extensions) is hereby amended and modified by inserting the following clause (e) immediately following clause (d):
"(e)              In the case of a L/C Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency."
(l)            Article X (Miscellaneous) is hereby amended and modified by inserting Section 10.20, in its entirety, immediately following Section 10.19, as follows :
"Section 10.20                                        Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent, the L/C Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the L/C Issuer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the L/C Issuer or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the L/C Issuer or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the L/C Issuer or any Lender in such currency, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law)."
Section 2.                          Conditions Precedent.  This Amendment shall become effective as of the date first written above (the "Effective Date") upon the satisfaction of the following conditions precedent:
(a)            Documentation.  Administrative Agent shall have received all of the following, in form and substance satisfactory to Administrative Agent:
(i)	a fully-executed and effective Amendment executed by the Borrower, the Guarantors, the Administrative Agent and the Required Lenders; and
(ii)	such additional documents, instruments and information as Administrative Agent may reasonably request in connection with the transactions contemplated hereby.
(b)            No Default.  On the Effective Date and after giving effect to this Amendment, no event shall have occurred and be continuing that would constitute a Default or an Event of Default.
Section 3.                          Representations and Warranties; Reaffirmation of Grant.  Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof and after giving effect to this Amendment: (a) all representations and warranties of the Borrower and each other Loan Party set forth in the Credit Agreement and in any other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (b) no Default or Event of Default has occurred and is continuing, (c) the Credit Agreement and all other Loan Documents are and remain legally valid, binding obligations of the Loan Parties party thereto, enforceable against each such Loan Party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights generally and subject to general principles of equity, and (d) the provisions of the Collateral Documents to which such Loan Party is a party are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject only to Liens permitted by Section 7.01 of the Credit Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein do and shall continue to secure the payment of all Obligations as set forth in such respective Collateral Documents.  Each Loan Party hereby reaffirms its grant of a security interest in the Collateral to the Administrative Agent for the benefit of the Secured Parties, as security for the payment and performance in full of the Obligations.

Section 4.                          Survival of Representations and Warranties.  All representations and warranties made in this Amendment or any other Loan Document shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or the Lenders shall affect the representations and warranties or the right of the Administrative Agent and the Lenders to rely upon them.

Section 5.                          Amendment as Loan Document.  This Amendment constitutes a "Loan Document" under the Credit Agreement.  Accordingly, it shall be an immediate Event of Default under the Credit Agreement if any representation, warranty, certification or statement of fact made by any Loan Party under or in connection with this Amendment shall have been incorrect or misleading in any material respect when made or deemed made.

Section 6.                          Costs and Expenses.  The Borrower shall pay not later than ten (10) Business Days after demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment, in each case, in accordance with Section 10.04 of the Credit Agreement.

Section 7.                          Governing Law.  THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8.                          Execution.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier (or electronic mail (including in PDF format)) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 9.                          Limited Effect.  This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be an amendment or waiver of any rights or remedies that the Administrative Agent or any Lender may have under the Credit Agreement or under any other Loan Document (in each case, except as expressly set forth herein) or under Law, and shall not be considered to create a course of dealing or to otherwise obligate in any respect the Administrative Agent or any Lender to execute similar or other amendments or waivers or grant any amendments or waivers under the same or similar or other circumstances in the future.

Section 10.                          Ratification by Guarantors.  Each of the Guarantors acknowledges that its consent to this Amendment is not required, but each of the undersigned nevertheless does hereby agree and consent to this Amendment and to the documents and agreements referred to herein.  Each of the Guarantors agrees and acknowledges that (i) notwithstanding the effectiveness of this Amendment, such Guarantor's Guaranty shall remain in full force and effect without modification thereto and (ii) nothing herein shall in any way limit any of the terms or provisions of such Guarantor's Guaranty or any other Loan Document executed by such Guarantor (as the same may be amended from time to time), all of which are hereby ratified, confirmed and affirmed in all respects.  Each of the Guarantors hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this Section 10.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.
BORROWER:

EMERGENT BIOSOLUTIONS INC.

By:     /s/ Robert G. Kramer
Name: Robert G. Kramer
Title: Chief Financial Officer and Treasurer

GUARANTORS:
EMERGENT BIODEFENSE OPERATIONS LANSING LLC

EMERGENT MANUFACTURING OPERATIONS MERIDEN LLC

EMERGENT COMMERCIAL OPERATIONS FREDERICK INC.

EMERGENT INTERNATIONAL INC.

EMERGENT PRODUCT DEVELOPMENT GAITHERSBURG INC.

EMERGENT PRODUCT DEVELOPMENT SEATTLE, LLC

EMERGENT EUROPE INC.

EMERGENT PROTECTIVE PRODUCTS USA INC.

By:    /s/ Robert G. Kramer
Name: Robert G. Kramer
Title: Treasurer

GUARANTORS (cont'd):

EMERGENT FREDERICK LLC

EMERGENT MANUFACTURING OPERATIONS BALTIMORE LLC

EMERGENT SALES AND MARKETING US LLC

By:      /s/ Robert G. Kramer
Name: Robert G. Kramer
Title:  Executive Manager

400 PROFESSIONAL LLC

By:      /s/ Robert G. Kramer
Name:  Robert G. Kramer
Title:  Vice President

CANGENE U.S., INCORPORATED

CANGENE BIOPHARMA, INC.

CANGENE PLASMA RESOURCES, INC.

By:      /s/ Robert G. Kramer
Name:  Robert G. Kramer
Title:  Treasurer

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A.

By:     /s/ Erik M. Truette
Name:  Erik M. Truette
Title:   Vice President

LENDERS:
BANK OF AMERICA, N.A., as a Lender, a L/C Issuer and Swing Line Lender

By:    /s/ Linda Alto
Name: Linda Alto
Title:   Senior Vice President

LENDERS (cont'd):
JPMORGAN CHASE BANK, N.A.

By:    /s/ Anthony Galea
Name: Anthony Galea
Title:  Vice President

LENDERS (cont'd):
PNC BANK, NATIONAL ASSOCIATION

By:    /s/ Steven Day
Name:  Steven Day
Title:  Assistant Vice President